Exhibit (h)(73)

Aspen Partners, Ltd. 4200 Northside Parkway Building 11, Suite 200 Atlanta, Georgia 30327 Phone: (404) 879-5126 Fax: (404) 879-5128 www.aspenpartners.com

March 12, 2013

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Aspen Managed Futures Strategy Fund (the “Fund”), a Series of Financial Investors Trust

Dear Mr. Burke:

This letter confirms the agreement between Aspen Partners, Ltd. (the “Adviser”) and Financial Investors Trust to contractually limit the total amount of the Management Fees and Other Expenses (as such terms are defined in Item 3 of Form N-1A) that it is entitled to receive from the Fund.

With respect to the Fund’s Class A and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such fee waiver and/or expense reimbursement (exclusive of distribution and/or service (12b-1) fees, shareholder service fees, acquired fund fees and expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) exceed 1.55% of the average daily net assets for each of Class A and Class I shares of the Fund for a particular month, annualized, the Adviser will reduce the Management Fees and/or Other Expenses otherwise payable to the Adviser with respect to the Fund for such month, annualized, by an amount equal to such excess, and/or the Adviser shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser agrees that the above fee waiver and reimbursement agreement for the Fund are effective as of April 1, 2013 and shall continue through August 31, 2016.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fees and expenses were deferred.

ASPEN PARTNERS, LTD.

By: /s/ Deborah H. Terry
Name: Deborah H. Terry
Title: Chief Compliance Officer

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By: /s/ Edmund J. Burke
Name: Edmund J. Burke
Title: President